UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Superior Energy Services, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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11000 Equity Drive, Suite 300

Houston, Texas 77041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The annual meeting of stockholders of Superior Energy Services, Inc. will be held at 9:00 a.m., local time, on Wednesday, May 16, 2012, at the InterContinental New Orleans, Magnolia Room, 444 St. Charles Avenue, New Orleans, Louisiana 70130. At the annual meeting, our stockholders will be asked to vote on the following proposals:

1.	the election of ten directors;

2.	an advisory vote on the compensation of our named executive officers;

3.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

4.	any other business that may properly come before the meeting.

Only holders of record of our common stock as of the close of business on March 30, 2012 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or voting instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.

By Order of the Board of Directors,

Greg Rosenstein
Executive Vice President and Secretary

Houston, Texas

April 13, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012.

This proxy statement and the 2011 annual report

are available at https://materials.proxyvote.com/868157

i

SUPERIOR ENERGY SERVICES, INC.

11000 Equity Drive, Suite 300

Houston, Texas 77041

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being mailed to our stockholders on or about April 13, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on March 30, 2012, the record date for the meeting, and are entitled to vote at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning April 13, 2012. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	On what matters will I be voting? How does the Board of Directors recommend that I cast my vote?

A:	At the annual meeting, our stockholders will be asked to (i) elect our directors, (ii) hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” proposal), (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012, and (iv) consider any other business that may properly come before the meeting.

Our Board of Directors unanimously recommends that you vote:

•	FOR the election of the director nominees;

•	FOR the approval of the compensation of our named executive officers;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Q:	When and where will the meeting be held?

A:	The meeting will be held at 9:00 a.m., local time, on Wednesday, May 16, 2012, at the InterContinental New Orleans, Magnolia Room, 444 St. Charles Avenue, New Orleans, Louisiana 70130. You can obtain directions to the InterContinental at the hotel’s website at www.intercontinental.com.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2012 annual meeting of stockholders. By completing and returning the proxy or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

Q:	How many votes may I cast?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	How many votes may be cast by all stockholders?

A:	As of the record date, we had 157,491,089 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our By-laws provide that a majority of the outstanding shares of stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. As of the record date, 78,745,545 shares of our common stock constitute a quorum. Shares that are voted, broker non-votes and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or Internet. You should also be aware that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the annual meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Q:	What if I don’t vote for a proposal? On which proposals may my shares be voted without receiving voting instructions from me?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify.

If you are a stockholder of record and you make no specifications on your returned proxy card, your shares will be voted in accordance with the recommendations of our Board of Directors, as provided above.

If you are a beneficial owner, under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or nominee may generally vote your shares on routine matters without receiving voting instructions from you but cannot vote your shares on non-routine matters. If your broker, bank or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 is a routine matter. However, the election of directors and the say-on-pay proposal are non-routine matters under the rules of the NYSE. Your broker, bank or other nominee cannot vote your shares on these matters without instructions from you. If you do not provide voting instructions to your broker, bank or nominee on these matters, your shares will be considered broker non-votes and will not be voted on such matters.

Q:	What vote is required to approve each item?

A:	Election of Directors. The election of directors will be decided by plurality vote, that is, the ten nominees receiving the highest number of affirmative votes will be elected to the Board of Directors.

Say-on-Pay.    The approval, by an advisory vote, of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

Ratification of KPMG.    The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

Abstentions will be treated as present for purposes of determining a quorum, but abstentions will have no effect on the election of directors, and will have the effect of a vote against the say-on-pay proposal and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012. Broker non-votes will have no effect on the election of directors or the say-on-pay proposal, and will not occur with respect to the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012, which is considered a routine matter.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

•

Telephone or Internet:    The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting:    All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Georgeson Stockholder Communications, Inc. to aid in the solicitation of proxies at an estimated fee of $10,500. Our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be decided at the meeting?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The size of the Board is currently fixed at ten directors, and our directors are elected annually. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of the current ten directors to serve another one-year term of office, expiring at our 2013 annual meeting and until his successor is duly elected and qualified.

Proxies cannot be voted for more than ten nominees. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the ten nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. Each of the nominees has advised us that he will serve on the Board if elected.

Information About Directors

The biographies below provide certain information as of March 30, 2012, with respect to each director nominee and contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should be nominated to serve as a director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Harold J. Bouillion, 68	Mr. Bouillion is currently the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services, a position he has held since 2002. From 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002. Mr. Bouillion holds a Master of Science in Accounting from Louisiana State University.	2006

	Mr. Bouillion’s tax and financial planning services experience and his 36-year career in tax with an international accounting firm, where he served in various leadership positions, make him a valuable member of the Board and Audit Committee and distinctively qualified to chair our Compensation Committee. His prior management experiences add valuable perspective on the challenges faced at the Board level.

Enoch L. Dawkins, 74	Mr. Dawkins has over 50 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration Company (known as ODECO), a company he joined in 1964, including serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins began his career as a drilling engineer with The California Co., a predecessor to Chevron USA. Mr. Dawkins was previously on the board of Murphy Oil Canada, Ltd.	2003

Name and Age	Business Experience, Qualifications, and Skills	Director Since
	Mr. Dawkins’ employment history as an executive in the domestic and international oil and gas industry makes him uniquely suited to understand and oversee the complex managerial, strategic and financial considerations necessary to serve on our Board and as our Lead Director. Mr. Dawkins’ service on other private, non-profit and industry boards allows him to provide our Board with a variety of perspectives on corporate governance issues.

David D. Dunlap, 50	Mr. Dunlap has served as Chief Executive Officer since April 2010 and President since February 2011. Prior to joining the Company, Mr. Dunlap had served since 2007 as Executive Vice President — Chief Operating Officer of BJ Services Company (“BJ Services”), a well services provider. He joined BJ Services in 1984 as a District Engineer. Prior to being promoted to Executive Vice President and Chief Operating Officer, Mr. Dunlap held the position of Vice President — International Division from 1995 through 2007. He also previously served as Vice President — Sales for the Coastal Division of North America and U.S. Sales and Marketing Manager.	2010

	Mr. Dunlap has worked and held leadership positions in the oil and energy industry for more than 25 years. Under his direction, BJ Services significantly expanded internationally and successfully transformed into a global leader in multiple well service product lines, demonstrating his exceptional leadership abilities in developing and executing a global business strategy. His extensive knowledge, experience and expertise and his insight on global expansion in the oil and energy industry make him a valuable member of our Board and uniquely position him to assist the Board in the successful implementation of the Company’s business strategy.

James M. Funk, 62	Dr. Funk is currently the President of J.M. Funk & Associates, an oil and gas business consulting firm, and has more than 30 years of experience in the energy industry. Dr. Funk served as Senior Vice President of Equitable Resources (now EQT) and President of Equitable Production Co. from June 2000 until December of 2003. Previously, Dr. Funk worked for 23 years with Shell Oil Company and its affiliates. Dr. Funk has previously served on the boards of Westport Resources (April 2000 to June 2004) and Matador Resources Company (January 2003 to December 2008). Dr. Funk currently serves as a Director of Range Resources Corporation and Sonde Resources Corp. Dr. Funk holds a PhD in Geology and is a Certified Petroleum Geologist.	2010

Name and Age	Business Experience, Qualifications, and Skills	Director Since
	Dr. Funk’s extensive experience in the energy industry in similar areas as the Company’s operations gives him a unique understanding of our business and the challenges and strategic opportunities facing us. His career has also provided him with substantial personnel management experience making him highly qualified to serve as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. In addition, his service on the board of directors of a number of public companies adds valuable perspective in connection with the role of the board and positions him well to handle challenges faced at the Board level.

Terence E. Hall, 66	Mr. Hall has served as the Chairman of the Board since December 1995. From 1995 to April 2010, he served as our Chief Executive Officer, and from December 1995 until November 2004, he also served as our President. Mr. Hall is the founder of the Company and served as Chief Executive Officer of the Company and its predecessors since 1980 until April 2010. Mr. Hall also served as a director of Whitney Holding Corp. and joined the Hancock Holding Company board of directors after it completed its merger with Whitney in June 2011.	1995

	As founder of the Company, Mr. Hall led the Company through tremendous growth through all industry cycles. His detailed knowledge of every aspect of our business and perspective regarding strategic and operational opportunities and challenges facing the Company and the oil and gas industry enable him to guide the Company’s business strategy and focus the Board on the most significant business issues.

Ernest E. “Wyn” Howard, III, 69	Mr. Howard retired as a director of Stratus Properties, Inc. in 1996, where he previously served as President and Chief Executive Officer. He also previously served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan Copper & Gold Inc. (FCX). In the 1970s and 1980s, Mr. Howard served in a variety of executive capacities with FCX’s former parent company, Freeport-McMoRan, Inc., and its predecessor company, McMoRan Oil & Gas Co. Mr. Howard also served as a Trustee and member of the Audit Committee and Nominating Committee of Capital One Funds from 2003 to 2007.	2005

	Mr. Howard’s extensive experience serving as an executive and a director for various publicly traded companies provides him with a wealth of knowledge in dealing with financial, accounting and regulatory matters at the board level and gives him a deep understanding of the role of the Board and expectations of our directors. His prior business and board experiences make him highly qualified to serve as the chair of our Nominating and Corporate Governance Committee and as a member of our Audit Committee.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Peter D. Kinnear, 65	Mr. Kinnear has held numerous management, operations, and marketing roles with FMC Technologies, Inc. and FMC Corporation since 1971. Mr. Kinnear served as Chief Executive Officer from March 2007 through February 2011, President from March 2006 through April 2010, and Chief Operating Officer from March 2006 through March 2007 of FMC Technologies, Inc. Mr. Kinnear serves on the board of directors of Stone Energy Corporation. He previously served on the board of directors of Tronox Incorporated from November 2005 to December 2010, and as FMC Technologies, Inc.’s chairman of the board from October 2008 through October 2011.	2011

	Mr. Kinnear’s experience in numerous roles of management, operations and marketing in the global energy industry brings extensive knowledge and leadership skills to the Board. His management and board experience brings thorough understanding of industry regulations and public policy applicable to the industry, experience and understanding of the different cultural, political and regulatory requirements from international operations and extensive oil service industry experience.

Michael M. McShane, 57	Mr. McShane has served as a Director since February 2012, when we acquired Complete Production Services, Inc., having served on the Complete board of directors since March 2007. Mr. McShane serves as operating partner to Advent International, a global private equity fund. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., from June 2002 until the completion of its merger with National Oilwell Varco, Inc. in April 2008, having also served as the chairman of its board from May 2003 through 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and a director of BJ Services Company from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services Company was a division of Baker-Hughes. Mr. McShane serves as a director of Spectra Energy Corporation, Oasis Petroleum and Forum Energy Technologies.	2012

	Mr. McShane brings institutional knowledge of Complete Production Services, Inc.’s operations and management, as well as his knowledge of the oil and gas industry generally. He brings to the Board experience and knowledge in the energy industry from a career spanning more than 30 years, serving in a variety of executive management and financial leadership positions, as well as a finance and accounting background.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
W. Matt Ralls, 63	Mr. Ralls has served as Director since February 2012, when we acquired Complete Production Services, Inc., having served on the Complete board of directors since December 2005. Mr. Ralls has been the President, Chief Executive Officer and a director of Rowan Companies, Inc. since January 2009. Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation from June 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in November 2007, having also served in the role of Senior Vice President and Chief Financial Officer from November 2001 to June 2005. In addition to serving on Rowan Companies, Inc.’s board of directors, Mr. Ralls also serves as a director of Cabot Oil and Gas Corporation and the American Petroleum Institute.	2012

	Mr. Ralls brings institutional knowledge of Complete Production Services, Inc.’s operations and management, as well as extensive financial and senior executive management experience at companies focusing on the various phases of the drilling and production industry. He brings to the Board extensive leadership and financial knowledge in the oil and gas drilling and production industry.

Justin L. Sullivan, 72	Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior operating and financial management positions with various companies in the forest products industry, including Plywood Panels, Inc. and its predecessors where he served as President from 1992 until 1993 and Vice President, Treasurer and Director from 1967 until 1992. Mr. Sullivan also was an accounting faculty member of the University of New Orleans and Tulane University for over ten years. Mr. Sullivan holds an MBA (accounting option) from Tulane University and is a certified public accountant.	1995

	As our longest serving non-management director, Mr. Sullivan brings important institutional knowledge to the Board. Mr. Sullivan’s educational background, experience in financial management and extensive involvement in accounting matters provide him with the necessary skills to lead the Audit Committee and evaluate financial results and generally oversee the financial reporting process of our Company. Mr. Sullivan also brings significant business and accounting experience to our Board and provides insight into strategies and solutions to address an increasingly complex business environment.

Vote Required

The election of directors will be decided by plurality vote, that is, the ten nominees receiving the highest number of affirmative votes will be elected to the Board of Directors.

The Board unanimously recommends that stockholders vote FOR each of the ten nominees for director.

ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL 2)

We are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices. In considering how to vote on this proposal, we urge you to carefully consider the information in the “Executive Compensation” section of this proxy statement, namely the Compensation Discussion and Analysis (including its Executive Summary) and the compensation tables and accompanying narrative disclosures.

The Compensation Committee of our Board of Directors designs, implements and administers our compensation program for our executive officers, including our named executive officers. As noted in the Compensation Discussion and Analysis, we position the majority of our executives’ target direct compensation to be at-risk, with a significant percentage of the compensation (50.0% for our Chief Executive Officer and 44.4% for our other current named executive officers) based on annual and long-term performance measures. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.

Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of Superior Energy Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2012 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our Board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Communication with our Board.”

At our 2011 annual meeting, the Board recommended and our stockholders voted in favor of holding annual “say-on-pay” votes. Consequently, we will hold a say-on-pay vote at each annual meeting until the next required advisory vote on the frequency with which say-on-pay votes should be held, which under applicable regulations will occur no later than our 2017 annual meeting. Accordingly, the next advisory “say-on-pay” vote will occur at our 2013 annual meeting.

Vote Required

The approval, by an advisory vote, of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

The Board unanimously recommends that stockholders vote FOR the proposal to approve of the compensation of our named executive officers as disclosed in this proxy statement.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, which selection is submitted to our stockholders for ratification. If our stockholders do not ratify the selection of KPMG LLP by the affirmative vote of holders of a majority of the voting power present or represented by proxy at the annual meeting, the selection will be reconsidered by the Audit Committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

Vote Required

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

The Audit Committee and the Board of Directors unanimously recommend that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

CORPORATE GOVERNANCE

The Board is responsible for our management and direction and for establishing broad corporate policies. The Board and various committees of the Board regularly meet to review and discuss operating, compensatory and financial reports presented by management, as well as reports by experts and other advisors. In recent years, the Board has actively focused on succession planning and management development activities, seeking input from members of the Board and senior management to find candidates for potential successors to the Chief Executive Officer and other senior executives. The Board regularly discusses the Company’s organizational needs, competitive challenges, the potential of senior leadership, future development and possible emergency situations in order to determine if additions are needed to the management team, and also discusses the experience, skills, areas of expertise, accomplishments and goals of potential talent from which the Board would be able to select successors to our senior executives.

Director Independence; Board’s Leadership Structure

The Board of Directors has determined that the following directors are “independent” within the meaning of the New York Stock Exchange (“NYSE”) listing standards currently in effect: Ernest E. Howard, III, Justin L. Sullivan, James M. Funk, Harold J. Bouillion, Peter D. Kinnear, Michael M. McShane and W. Matt Ralls. Of the remaining non-management directors, the Board is not able to consider Enoch L. Dawkins “independent” under NYSE listing standards because his son-in-law is a consulting principal with KPMG LLP, our independent registered public accounting firm. The Board is also not able to consider our Chairman, Terence E. Hall, “independent” because he served as the Company’s Chief Executive Officer until April of 2010 and Executive Chairman of the Board of Directors from April 2010 to December 2010.

The Board of Directors takes a flexible approach to the issue of whether the offices of Chairman and Chief Executive Officer should be separate or combined, considering the tenure and experience of the Chief Executive Officer along with the broader economic and operating environment of the Company. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the Chief Executive Officer or another director to hold the position of Chairman.

These roles were previously combined, as Terence E. Hall had served as the Company’s Chairman and Chief Executive Officer from December 1995 until April 2010. However, the Board separated these positions when it appointed David D. Dunlap as Chief Executive Officer of the Company effective April 28, 2010, at which time Mr. Hall assumed the role of Executive Chairman of the Board of Directors to, among other things, facilitate the transition of Mr. Dunlap as Chief Executive Officer. Mr. Hall served in this capacity through December 10, 2010, at which time he assumed the position of Chairman of the Board and senior advisor.

Mr. Hall continues to serve as Chairman of the Board of Directors. As former Chief Executive Officer and founder of the Company, Mr. Hall possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board determined that the separation of these roles would maximize management’s efficiency by allowing our new Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing guidance to and oversight of management.

As described above, seven of our ten directors are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the Board has adopted a policy providing that the non-management directors meet regularly in executive session. Under our Corporate Governance Principles, the Board may elect annually a non-management Lead Director who has been recommended by the Nominating and Corporate Governance Committee. If elected, the Lead Director will communicate any issues discussed by the non-management directors back to the Chief Executive Officer, confer with the Chief Executive Officer at intervals between Board meetings, and assist in planning for Board and Board committee meetings. In addition, he will act as a liaison between the Board and the Chief Executive Officer to ensure close communication and coordination between them and to promote a harmonious and effective relationship. The Board has elected Mr. Dawkins to serve as Lead Director of the Board until the 2012 annual meeting of stockholders.

The Board believes that the foregoing leadership structure and polices strengthen Board leadership, foster cohesive decision-making at the Board level, solidify director collegiality, improve problem solving and enhance strategy formulation and implementation.

Meetings of the Board; Meeting Attendance

There were ten Board meetings in 2011. All of our directors attended 100% of the meetings of the Board and the committees of which he was a member. The Board has adopted a policy that recommends that all directors personally attend each annual stockholders meeting. At the last annual meeting of stockholders held on May 20, 2011, all of our directors were in attendance.

Board Committees

Our Board has three standing committees comprised of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees regularly report back to the full Board with specific findings and recommendations in their areas of oversight and liaise regularly with the Lead Director. The Board has affirmatively determined that each member of each of our standing committees has no material relationship with the Company and is also “independent” within the meaning of NYSE listing standards. Currently the members of the individual committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
J.L. Sullivan*	H.J. Bouillion*	E.E. Howard III*
E.E. Howard III	J.L. Sullivan	J.M. Funk
H.J. Bouillion	J.M. Funk	J.L. Sullivan
J. M. Funk

*	Chairman of the committee

Each of the Board’s standing committees has adopted a written charter that has been approved by the Board. Copies of these charters, as well as copies of our Corporate Governance Principles and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com and are available in print upon request to our Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041.

Audit Committee

The Audit Committee, which met five times during 2011, is primarily responsible for assisting the Board in fulfilling its fiduciary duties to our stockholders with respect to financial matters. The Audit Committee is also primarily responsible for selecting and evaluating the qualifications, performance, and independence of our independent registered accounting firm, approving the nature and scope of audit and non-audit services performed by the independent registered accounting firm and reviewing the range of fees for such services, conferring with the independent registered accounting firm and reviewing the results of its audits, overseeing our annual evaluation of the effectiveness of internal control over financial reporting and our internal audit function. The Board has determined that each of Justin L. Sullivan, Ernest E. Howard, III, and Harold J. Bouillion qualify as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee, which met eight times during 2011, has the authority and responsibility to establish, evaluate and approve the overall compensation philosophy of the Company. The Compensation Committee determines the nature and amount of compensation of all of our executive officers, including our Chief Executive Officer, determines the amount of equity awards granted to employees, provides guidance and makes recommendations to management regarding employee benefit programs, administers our long-term incentive plans, administers awards under non-qualified deferred compensation or non-qualified retirement programs, reviews and approves any special or supplemental benefits or perquisites to be offered to our Chief Executive Officer and other executive officers, establishes, reviews and administers the Company’s executive stock ownership program and reviews, approves and submits to the Board for its approval any proposed employment, severance, or change in control agreement between the Company and any executive officer or proposed executive officer, as well as any proposed extension or amendment thereto.

Our Chief Executive Officer makes recommendations to the Compensation Committee for salary, bonus, and long-term incentive awards for all executive officers except himself. He develops these recommendations based on competitive market information, the Company’s compensation strategy, his assessment of the individual’s performance and tenure of the executives. The Compensation Committee discusses the recommendations with the Chief Executive Officer, then either approves or modifies the recommendations as it determines is appropriate. Regarding the Chief Executive Officer’s compensation, the Compensation Committee reviews the competitive market information and determines changes to pay and incentive awards based on the compensation philosophy and the committee’s assessment of his performance.

Since May 2007, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consultant, to advise the committee on matters relating to executive compensation and assist it in maintaining and administering our executive compensation programs. The Compensation Committee annually requests PM&P to conduct an executive compensation review to evaluate the Company’s senior executive compensation relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Principles and Processes — Role of Compensation Consultant” herein for more information.

The terms of our 2011 Stock Incentive Plan and our prior stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. In December 2011, the Compensation Committee delegated such authority to our Chief Executive Officer, subject to the following conditions:

•	Awards relating to no more than 100,000 shares of our common stock may be granted in any fiscal year, and awards relating to no more than 20,000 shares may be made to any one participant;

•

Such grants must be made by the Chief Executive Officer during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or a future date as set forth therein;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The Chief Executive Officer must report any such grants to the Compensation Committee at its next meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met four times during 2011, assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and

Board committees, monitoring the process to assess Board effectiveness and developing and implementing our Corporate Governance Principles. The Nominating and Corporate Governance Committee also reviews the compensation of our non-management directors.

Nominee Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. Our Corporate Governance Principles provide that this assessment should include issues of judgment, diversity, age, skills such as an understanding of the Company’s industry, international background and similar attributes, all in the context of an assessment of the perceived needs of the Board at that point in time. When seeking candidates for director, other than potential nominees who are current directors standing for re-election, the Nominating and Corporate Governance Committee identifies potential nominees for director through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws. We did not pay any fee to any third party to identify, or evaluate or assist in identifying or evaluating, potential nominees for election as director at the 2012 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

As provided in our Corporate Governance Principles, stockholders may propose director nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information in accordance with our By-laws by mail, c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041. For the 2012 annual meeting, we did not receive timely notice of director nominations from any stockholder. In accordance with our By-laws, stockholder recommendations to the Nominating and Corporate Governance Committee for the 2013 annual meeting will be considered by the Nominating and Corporate Governance Committee for inclusion in our proxy materials only if received not more than 120 days and not less than 90 days in advance of the first anniversary of the 2012 annual meeting of stockholders (between and including January 16, 2013 and February 15, 2013).

The Nominating and Corporate Governance Committee believes that nominees to our Board must meet the following minimum qualifications: have achieved significant success in the energy industry or have extensive financial expertise, particularly in the energy industry; be committed to representing the long-term interests of our stockholders; and have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•

whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•

whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	whether there are factors that could affect the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our By-laws.

In addition, with respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the nominees for director at the 2012 annual meeting of stockholders is a current director standing for re-election.

Role of the Board in Risk Oversight

The Board is responsible for oversight of the Company’s risk assessment and risk management processes. This responsibility requires the Board to assess and understand the risks the Company faces, the steps management is taking to manage these risks and the level of risk that is appropriate for the Company at any given time. The Board is responsible for considering these matters in setting our business strategy. An important feature of the Board’s risk oversight function is to receive updates from committees and management, as appropriate. Committees regularly update the full Board as to matters discussed in committee meetings and seek input from the full Board as necessary and appropriate. The Board meets with management at least quarterly to receive updates with respect to our operations, business strategies and monitoring of related risks.

While the Board maintains the ultimate oversight responsibility for the Company’s risk management, each of the various Board committees have been assigned responsibility for risk management oversight of specific areas. For instance, the Audit Committee maintains responsibility related to the Company’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. The Compensation Committee endeavors to develop a program of incentives that encourage an appropriate level of risk-taking behavior consist with the Company’s long-term business strategy and also reviews the leadership development of our employees. The Nominating and Corporate Governance Committee conducts assessments of nominees to our Board and is charged with developing and recommending to the Board policies, corporate governance principles and Board committee structure, leadership and membership, including those related to, affecting or cornering the Board and its committee’s risk oversight.

Stock Ownership Guidelines

On March 2, 2007, the Board of Directors approved stock ownership guidelines applicable to our non-management directors. Under the guidelines, each non-management director is required to own shares of our common stock equal in value to five times the annual retainer paid to the non-management directors. In addition to shares of common stock, the restricted stock units held by the directors count towards their ownership requirements. Non-management directors will have five years from their election to comply with the guidelines. As of the date of this proxy statement, all of our non-management directors exceeded the required ownership level. See “Stock Ownership of Management” for the number of shares of our common stock beneficially owned by our non-management directors as of March 30, 2012.

Communications with the Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041. The Secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee was composed entirely of non-management directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

DIRECTOR COMPENSATION

During 2011, our non-management directors received an annual retainer of $60,000 a year. Effective April 1, 2012, the annual retainer was increased to $67,500. The chairman of the Audit Committee receives an additional retainer of $20,000 a year; the chairman of the Compensation Committee receives an additional retainer of $15,000 a year; the chairman of the Nominating and Corporate Governance Committee receives an additional retainer of $10,000 a year; and our Lead Director receives an additional retainer of $25,000 a year. These amounts are paid in equal monthly installments. Non-management directors also receive a $2,000 fee for each Board and committee meeting attended.

In order to closely align the non-management directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in equity. Under our program, on the day following each annual meeting of stockholders, each non-management director is granted an equity award having an aggregate value equal to an equity compensation amount set by the Board. Since 2004, this equity award has been granted in restricted stock units (“RSUs”), with the number of RSUs granted determined by dividing the equity compensation amount by the closing price of our common stock on the day of the annual meeting. The RSUs granted from 2004 through 2011 represent the right to automatically receive from us, within 30 days of the date the director ceases to serve on the Board, one share of our common stock per unit. In addition, upon any person’s initial election or appointment as an eligible director, other than at an annual meeting of stockholders, such person received a pro rata number of RSUs based on the number of full calendar months between the date of election and the first anniversary of the previous annual meeting. The equity compensation amount for 2011 was $190,000, and the Board has approved an increase in the amount for 2012 to $200,000. Beginning with the equity awards made in 2012, the Board may elect to deliver the equity compensation amount in a form other than RSUs and may establish different vesting terms for the awards to our non-management directors.

In February 2011, we adopted the Superior Energy Services, Inc. Directors Deferred Compensation Plan, under which non-management directors may elect to defer compensation received from the Company for service on the Board. Deferred cash compensation will earn a rate of return based on hypothetical investments in certain mutual funds from which the director may select, and deferred restricted stock units will be paid out in shares of common stock and will be credited with dividend equivalents if the Company were to pay dividends on its common stock. Director participants may elect the timing of the distributions of their deferred compensation, which may be made in a lump sum payment or installments, provided that all payments are made no later than 10 years following the director’s termination of service on the Board.

Senior Advisor Agreement with Mr. Hall.    On April 28, 2010, the Company and Mr. Hall entered into a Senior Advisor Agreement to become effective May 20, 2011, upon the termination of Mr. Hall’s position as Executive Chairman of the Board. The Senior Advisor Agreement, which expires May 31, 2015, provides for an annual advisory fee of $400,000 and the continuation of health benefits. If the Company terminates this agreement for any reason prior to this date (including as a result of Mr. Hall’s death or disability), Mr. Hall will receive (i) the annual advisory fee for the remainder of the term in a lump sum and (ii) continuation of the health benefits for the remainder of the term. On December 10, 2010, Mr. Hall ceased his role as an executive of the Company, and became the Non-Executive Chairman of the Board. At that time, Mr. Hall also assumed the role of senior advisor, although he did not begin receiving compensation and benefits under the Senior Advisor Agreement until May 21, 2011.

The table below summarizes the compensation of our non-management directors for the fiscal year ended December 31, 2011. Mr. Dunlap does not receive any special compensation for his service as a director. His compensation as an executive is reflected in the “Summary Compensation Table” herein. Finally, as Messrs. McShane and Ralls did not join our Board until February 2012, neither received compensation during 2011. All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2011 Director Compensation

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Mr. Bouillion	$	123,000	$190,000	—	—	$313,000
Mr. Dawkins	$	105,000	$190,000	—	—	$295,000
Mr. Funk	$	108,000	$190,000	—	—	$298,000
Mr. Hall(4)	$	49,548	$190,000	$1,324,044	$345,417	$1,909,009
Mr. Howard	$	112,000	$190,000	—	—	$302,000
Mr. Kinnear	$	5,710	$63,333	—	—	$69,043
Mr. Sullivan	$	134,000	$190,000	—	—	$324,000

(1)	Amounts shown reflect fees earned by the directors during 2011.

(2)	Amounts reflect the aggregate grant date fair value of the RSU awards. RSUs are valued at the closing sale price per share of our common stock on the date prior to the date of grant. On May 21, 2011, each non-employee director received an award of 5,351 RSUs with an aggregate grant date fair value of $190,000. Mr. Kinnear was elected to our Board on December 9, 2011, and pursuant to the terms of the Amended and Restated 2004 Directors Restricted Stock Units Plan, he received 2,178 RSUs with an aggregate grant date fair value of $63,333 on such date.

(3)	As of December 31, 2011, the non-management directors had the following restricted stock units and option awards outstanding:

Director	Restricted Stock Units	Options
Mr. Bouillion	28,121	—
Mr. Dawkins	35,211	20,000
Mr. Funk	31,950	—
Mr. Hall	5,351	1,356,988
Mr. Howard	32,435	—
Mr. Kinnear	2,178	—
Mr. Sullivan	35,211	5,000

(4)	As described in a letter agreement dated December 10, 2010, Mr. Hall remained entitled to receive a pro rata portion of his 2011 annual incentive bonus award and a portion of the performance share units he received as an executive of the Company. Under the agreement, the payouts under these awards would be prorated for the portion of 2011 that Mr. Hall had originally agreed to serve as an executive officer (through May 21, 2011), and would be paid out at the same time the Company’s executives received payment. The amount reflected in the “Non-Equity Incentive Plan Compensation” column includes the following: (i) $632,877 representing the 2011 annual incentive bonus award, and (ii) $691,167 representing the payout of the performance share units that Mr. Hall received as an executive officer in 2008 and that vested on December 31, 2011. The amount reflected in the “All Other Compensation” column includes the following amounts provided for under Mr. Hall’s senior advisor arrangement: (i) $246,237 received as advisory fees, including health benefits, (ii) $94,783 representing the Company’s incremental cost for corporate aircraft use, a $3,255 car allowance and $1,142 representing payments under the Exec-U-Care program.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned as of March 30, 2012 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the Securities and Exchange Commission for Superior Energy Services, Inc. and Complete Production Services, Inc., which merged into one of our subsidiaries on February 7, 2012 and calculated based on the share amount outstanding as of March 30, 2012. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	9,897,850	(1)	6.3%
40 East 52nd Street
New York, NY 10022

(1)

In Amendment No. 2 to the Schedule 13G filed by BlackRock, Inc. (“BlackRock”), regarding Superior Energy Services, Inc. filed with the SEC on February 20, 2012, BlackRock reported that it has the sole power to dispose or direct the disposition of, 5,826,063 shares of Superior common stock. In Amendment

No. 2 to the Schedule 13G filed by BlackRock, regarding Complete Production Services, Inc. filed with the SEC on February 13, 2012, BlackRock, reported that it has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, 4,308,770 shares of Complete Production Services, Inc.

STOCK OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of March 30, 2012 by (i) our non-management directors, (ii) our “named executive officers,” as defined below in “Executive Compensation — Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Non-management Directors(2)
Harold J. Bouillion	35,121		*
Enoch L. Dawkins	55,211		*
James M. Funk	34,950	(3)	*
Terence E. Hall	1,421,977		*
Ernest E. Howard, III	37,435		*
Peter D. Kinnear	12,178		*
Michael McShane	41,193		*
W. Matt Ralls	48,075		*
Justin L. Sullivan	80,211		*

Named Executive Officers
David D. Dunlap	248,382		*
Robert S. Taylor	429,276		*
A. Patrick Bernard	271,713		*
William B. Masters	120,309		*
Patrick J. Campbell	67,123		*
All directors and executive officers as a group (18 persons)	3,675,982		2.3%

*	Less than 1%.

(1)	Includes the number of shares subject to options that will be exercisable by May 30, 2012, as follows: Mr. Bernard (206,942); Mr. Dawkins (20,000); Mr. Dunlap (68,194); Mr. Hall (1,356,988); Mr. Masters (69,990); Mr. Sullivan (5,000); and Mr. Taylor (343,553).

(2)	Includes the number of shares the director has the right to receive through the grant of Restricted Stock Units, as follows: Mr. Bouillon (28,121); Mr. Dawkins (35,211); Mr. Funk (31,950); Mr. Hall (5,351); Mr. Howard (32,435); Mr. Kinnear (2,178); Mr. McShane (1,025); Mr. Ralls (1,025); and Mr. Sullivan (35,211). Each Restricted Stock Unit vests immediately upon grant, but the shares of common stock payable upon vesting will not be delivered to the director until he ceases to serve on our Board of Directors.

(3)	Includes 3,000 shares held jointly with Mr. Funk’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. Based solely upon our review of the Forms 3, 4 and 5 filed during 2011, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed, except that Charles M. Hardy filed one late Form 4 reporting the sale of 2,000 shares of common stock and Patrick J. Campbell inadvertently failed to include 228 shares on his timely-filed Form 3, which shares were subsequently reported on an amended Form 3.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken during the last fiscal year for our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers (the “named executive officers”).

•	David D. Dunlap, our President and Chief Executive Officer;

•	Robert S. Taylor, our Executive Vice President, Chief Financial Officer and Treasurer;

•	A. Patrick Bernard, our Senior Executive Vice President;

•	William B. Masters, our Executive Vice President and General Counsel; and

•	Patrick J. Campbell, our former Executive Vice President, who retired in February 2012.

In this CD&A, we first provide an Executive Summary of our actions and highlights during 2011 and the beginning of 2012. We next explain the Compensation Principles that guide our Compensation Committee’s executive compensation decisions and the process we follow when setting executive compensation. Finally, we discuss in detail the Components of Executive Compensation, including the actual results yielded under our programs for 2011.

Executive Summary

During 2011, we continued to execute our strategic goals while growing our profitability and increasing returns on capital, as reflected in the highlights below. We experienced declines in our stock price, however, beginning in the latter part of the year and continuing into 2012, in large part as a result of the significant transformation of our Company through our acquisition of Complete Production Services, Inc. (“Complete”) in early 2012.

2012 Merger with Complete Production Services, Inc.

On February 7, 2012, we acquired Complete pursuant to a merger that transformed our Company, significantly expanding the size and scope of our business. We expect the Complete acquisition to be accretive to our 2012 earnings per share and to more than double our revenue during 2012. As a result of the Complete acquisition, we significantly expanded our U.S. land geographic footprint and product and service offering. We now offer a wider variety of products and services throughout the economic life of an oil and gas well. The acquisition of Complete greatly expanded our ability to offer more products and services related to the completion of a well prior to full production commencing, and enhanced our full suite of intervention services used to carry out wellbore maintenance operations during a well’s producing phase. In addition, the acquisition should allow us to more rapidly expand our international operations as our enhanced cash flow capacity will provide funding for growth initiatives. This acquisition also greatly expanded the responsibilities of many of our executive officers, including certain of our named executive officers.

Our acquisition of Complete was a strategic decision designed to position our Company for future growth. Despite the long-term benefits we expect to receive, the announcement of the acquisition on October 10, 2011, had an immediate negative impact on our stock price. Oil and natural gas prices had declined by 14% and 17%, respectively, during the three-month period preceding the announcement. As a result, investors were growing increasingly concerned that the robust activity in the U.S. land markets was going to be dramatically reduced in 2012, as they perceived commodity prices could continue to fall to a point that oil and gas producers would significantly curtail spending. Following the announcement, some investors reduced their positions in the Company as our revenue and profit mix were going to become predominantly weighted toward the U.S. land market areas. This investor concern led to a greater relative decline in our stock price as compared with our peers and the Philadelphia Stock Exchange Oil Service Sector Index (“OSX”) from the time we announced the Complete acquisition through the remainder of 2011. In addition, although our stockholders overwhelmingly supported the acquisition and our recent financial performance has been strong, our stock price has not yet rebounded. This disconnect resulted in lower stockholder return at the end of 2011, and reduced the payout value of the performance share units (“PSUs”) that matured at the end of 2011.

2011 Corporate Performance Highlights

➢	Revenue increased 23% over 2010 to a record $2.1 billion.

➢	Income from operations increased 63% over 2010.

➢	Earnings per share increased from $1.03 to $1.76, a 71% improvement from 2010.

➢	Return on invested capital increased for the second consecutive year to 13.9%, due in part to a record year for capital spending, with a significant portion directed to underserved oil and liquids-rich basins in the U.S., which was funded from operating cash flow.

➢	U.S. land revenue increased 58% compared to 2010 to a record $856 million.

➢	International revenue increased 17% compared to 2010 to a record $545 million.

➢	We leveraged our strong reputation and expansive portfolio of services in the Gulf of Mexico during the ongoing recovery from the Macondo-induced moratorium.

➢	We continued to take advantage of international growth opportunities

¡	Conducted our first riserless plug and abandonment operation in Indonesia,

¡	Received our first international orders in our completion tools service business, and

¡	Successfully marketed our proprietary oil spill capping and containment solution to customers around the world.

Performance Elements of our Executive Compensation Program

Our executive compensation program is structured to link executive pay, Company performance and results for stockholders. The primary components of our executive compensation program are base salary, annual incentive bonus and long-term incentives (which we refer to herein as “direct compensation”). We position the majority of our executives’ target direct compensation across these elements to be at-risk, with a significant percentage of the compensation (50.0% for our Chief Executive Officer and 44.4% for our other current named executive officers) based on measurable performance, both annual and long-term (the PSUs). Our program also features elements of compensation that vary with stock price (comprised of stock options and restricted stock), resulting in a minimal level of fixed compensation for our executives (less than 20% for our Chief Executive Officer and 30% for our other current named executive officers). The following charts illustrate the target mix of direct compensation elements for Mr. Dunlap, our Chief Executive Officer, and our other current named executive officers:

Our program focuses on two different categories of performance measures:

•

Financial performance, through both our annual incentive bonus program, under which payouts are determined based on our achievement of pre-established pre-tax income targets, and our PSU awards under our long-term incentive program, under which 50% of the payout is based on our relative level of return on invested capital (“ROIC”) during a three-year performance period, and

•

Stockholder return, through the PSU awards under our long-term incentive program, under which the remaining 50% of the payout is based on our relative total stockholder return (“TSR”) during a three-year performance period.

We believe that our focus on both categories is important because stockholder return over a short period of time does not always reflect a company’s current financial performance, growth or health. Instead, stockholder return is often determined by market expectations of the company’s future financial performance, partially based on market conditions and business outlook. In addition, long-term strategic decisions, such as our acquisition of Complete, can compound the disconnect between stockholder return and financial performance by placing a greater weighting on future expectations rather than historical or current financial performance. Our

Compensation Committee recognizes the need to balance short-term financial performance objectives with long-term stockholder value creation, and has structured our program to incentivize executives to generate both positive financial results and create incremental stockholder value.

The chart below shows how the different performance elements of our program have paid out, or not paid out, over the last three years, commensurate with our results in each of these two categories:

Impact of our Merger with Complete on 2011 Executive Pay

Although our merger with Complete was not completed until February 2012, our announcement of the proposed transaction on October 10, 2011, had an immediate adverse impact on our stock price. As can be seen from the following table, our stock price generally tracked the OSX during 2011 until the announcement of the merger, at which time a gap developed that has not yet closed.

As we noted above, our acquisition of Complete substantially expanded the size and scope of our business, transforming our Company into one of the only diversified mid-cap oilfield services companies capable of providing a wide range of products and services. We are excited about our future prospects for growth and expansion. We continue to believe the acquisition was in the best long-term interests of our Company and our stockholders, despite what we believe is a short-term drop in our stock price. In addition, our stockholders appear to share this view, as is evidenced by their overwhelming approval of the merger at the special meeting held in February 2012, where approximately 90% of the votes cast were in favor of the merger.

The drop in our stock price at the end of 2011, however, did have an impact on our TSR and, therefore, the payout value of the PSUs that vested on December 31, 2011. Partially as a result of this year-end drop, our relative TSR as compared to our peer group at the end of the performance cycle was below the 40th percentile. Accordingly, there was no payout on the TSR component of the PSUs, further highlighting the linkage between stockholder return and executive compensation.

Impact of 2011 Company Financial Performance on Executive Pay

As noted above, our annual bonus plan measures performance based on our achievement of pre-established pre-tax income targets. As described further below, we achieved 118% of the pre-tax income target set for fiscal year 2011, after adjustments for gains and losses that are viewed as non-operational. As a result, our executive officers received maximum payout levels under our annual incentive bonus program, commensurate with the Company’s financial performance. In addition, while the TSR component of the PSU awards did not result in a payout, our three-year relative ROIC was in the 60.8 percentile, resulting in a payout slightly above target for the ROIC component of the PSUs that vested on December 31, 2011. This resulted in an overall PSU payout at 52%, which was well below target.

Results of 2011 Say-on-Pay Advisory Vote

At our 2011 annual meeting, we held our first advisory vote on executive compensation (the “say-on-pay” vote), and stockholders owning more than a majority of our shares expressed disapproval of our 2010 executive compensation as described in the proxy statement. Both prior to and following our 2011 annual meeting, we engaged in conversations with our larger institutional investors and advisory firms to ascertain the elements of our program that were problematic for our investors. As a result of these outreach efforts, we believe the primary area of concern was not related to our core executive compensation program, but was focused on the one-time retirement arrangements put in place for our founder and our former chief operating officer, two long-tenured, senior executives. The views of our stockholders are very important to our Compensation Committee, and while we will be guided by our knowledge of these views in the future, we believe the circumstances surrounding the 2010 management transition were unique and will not occur again.

In light of this negative vote, however, our Compensation Committee reviewed with its compensation consultant the elements and structure of our program generally to determine if any changes were necessary or recommended in order to further strengthen the performance-driven focus of the program. The committee concluded that our program, as described in this Compensation Discussion and Analysis, is heavily performance driven, and is appropriately balanced with short- and long-term measures, as well as fixed as compared to variable compensation. The committee also believes that other aspects of the program support our efforts to create value for our stockholders, some of which are described below. Finally, the Company has also increased its efforts going forward to seek input from our largest investors on compensation and other matters, and welcomes feedback from all stockholders on our compensation programs.

Compensation Best Practices

We strive to maintain strong governance standards with our compensation programs and practices. Accordingly, our Compensation Committee has taken the following actions in recent years with respect to our executive compensation program:

➢	Became one of the first companies in our industry to implement a significant performance component in our long-term incentive program.

➢	Included significant performance-based elements in our total compensation program, as 100% of the annual incentive bonus awards and 50% of our long-term incentive awards are performance-based.

➢	Provided a balanced mix of compensation designed to motivate our executives to improve our financial and operating performance and maintain alignment with our long-term objectives.

➢	Included a clawback provision in the 2011 Stock Incentive Plan and long-term incentive award agreements, providing for the forfeiture of equity awards granted under the plan or the return of any related gain as a result of the restatement of our financial statements.

➢	Retained an independent compensation consultant who reports directly to the Compensation Committee and does not provide any other services to management or the Company.

➢	Implemented stock ownership guidelines requiring our executive officers to maintain certain levels of ownership in our Company, thus encouraging alignment with stockholder interests.

➢	Expanded our long-term incentive program in 2011 to grant equity awards to over 200 additional non-executive management employees, in an effort to promote stock ownership deeper within our organization.

➢	Our new Chief Executive Officer’s change in control severance agreement does not provide for an excise tax gross-up, nor have we entered into any new agreements with excise tax gross-up protections since 2009.

Realizable Pay Analysis

As noted above, the Committee focuses on target total direct compensation (base salary, target annual bonus for the fiscal year, and the total grant date value of long-term incentives granted for that fiscal year) in structuring our executive compensation program. These values are not consistent with the compensation reflected in the Summary Compensation Table, which reports actual annual bonus and PSU payouts and the grant date value of stock options and restricted stock granted as part of the compensation program for the subsequent year (due to our practice of making equity grants in the December before the year to which they relate), and other compensation amounts. The charts below highlight the differences between the fiscal year 2011 compensation reported in the Summary Compensation Table, and the target compensation opportunity approved by the Committee.

In addition to reviewing target total direct compensation, the Compensation Committee also believes that it is important to review and assess “realizable” compensation. Realizable compensation approximates the executives’ “take-home pay” and is comprised of base salary, actual annual incentive payouts, PSU payouts for the fiscal year, the value received from restricted stock vesting and stock option exercises during the year, and the change in intrinsic value of exercisable options. As shown in the charts below, based upon a combination of actual stock price performance and annual incentive payouts, the realizable compensation of our Chief Executive Officer for 2011 was meaningfully lower than either target direct compensation or the values reported in the Summary Compensation Table. This was due to a combination of recent stock price underperformance and his relativity short tenure with the Company, having joined us in April 2010. For the other named executive officers, realizable pay for 2011 was slightly below target direct compensation. The above target annual bonuses, resulting from our strong financial performance, lessened the impact of the low payout level of the PSUs (primarily due to the lower TSR outcomes) and lower realized value of the other components of the long-term incentive program (due to recent stock price underperformance).

Compensation Principles and Processes

The Compensation Committee is responsible for designing, implementing, and administering our executive compensation programs. The committee seeks to increase stockholder value by: 1) rewarding performance with cost-effective compensation; and 2) ensuring that we can attract and retain executives with the skills, educational background, experience and personal qualities needed to successfully manage our expanding business. In structuring our executive compensation program, the committee is guided by the following principles:

Principle	Implementation
Compensation should be directly related and highly influenced by the Company’s performance, and incentive compensation should make up the largest part of an executive’s compensation package.

➢       The largest portion of our executive compensation (represented by the annual incentive bonuses and PSUs) is dependent on the achievement of specific performance targets.

➢       Base salary, the only fixed element of compensation in our executive compensation program, accounts for approximately 17% of our CEO’s compensation and an average of 27% of each of our other executive’s compensation. All remaining elements of pay are variable, including annual incentive bonuses and long-term incentives in the form of stock options, restricted stock and PSUs, the value of which are all directly linked to Company performance.

Compensation levels should be competitive in order to attract and retain talented executives.

➢       The Compensation Committee annually seeks input from its compensation consultant regarding the competitiveness of our pay strategy relative to the market. We have established a process for evaluating the competitiveness of all elements of direct compensation, including base pay, and short- and long-term incentives.

Incentive compensation should balance short- and long-term performance, including balancing short-term growth with long-term returns.

➢       Our annual incentive bonus program rewards executives for the achievement of annual goals geared to the profitability of the Company.

➢       We provide long-term incentive opportunities that have significantly more potential reward value to the executive if goals are met and our share price grows.

➢       In order to encourage our executives to prudently grow our business without sacrificing long-term returns, the performance metrics used for our PSUs are our three-year relative ROIC and our three-year relative TSR as compared to our peers.

➢       The Compensation Committee annually evaluates with its consultant whether the program is balanced in terms of base pay and incentives, both short- and long-term.

Principle	Implementation

Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term.

➢       Executives forfeit their opportunity to earn a payout from the PSUs if they voluntarily leave the Company before the three-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested restricted stock and stock options provide a strong incentive for employees to stay with the Company.

➢       The retirement benefits provided under the Supplemental Executive Retirement Plan increase the longer the executive remains with the Company.

Compensation programs should encourage executives to own Company stock, thus aligning their interests with our stockholders.

➢       Our stock ownership guidelines require our executive officers to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title. See “Executive Compensation Policies — Stock Ownership Guidelines” herein for more information.

➢       To assist our executives in achieving these ownership requirements, we grant shares of time-vested restricted stock as one of our long-term incentives, and may also elect to payout up to 50% of the value of our PSUs in the form of common stock.

Role of Management in Setting Compensation

Our Chief Executive Officer is involved in recommending the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Committee regarding salary adjustments, percentage bonus targets under the annual incentive program and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of the individual’s performance and contributions, the performance of his business unit (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions, and the Company’s performance. Although the Committee considers the CEO’s recommendations, the Committee makes all final determinations regarding executive compensation.

Role of Compensation Consultant

Since May 2007, the Committee has engaged Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant to advise the Committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation programs. The Committee also discussed this Compensation Discussion and Analysis with PM&P. During 2011, PM&P did not provide any non-executive consultation services to management, and will not provide such services going forward unless approved in advance by the Committee.

Peer Groups, Annual Benchmarking Process and Survey Data

The Committee evaluates the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below. The Committee periodically reviews the companies comprising each peer group, and revises each group as it deems appropriate after consultation with PM&P and to reflect consolidation in the industry.

Performance Peer Group	Performance Peer Group December 2010	Performance Peer Group December 2011

➢       This group is used to measure our financial performance under our long term incentive program, in particular the PSUs.

➢       The Performance Peer Group approved by the Committee in December 2010 currently consists of 12 oilfield services companies. This group was selected to be more aligned with the Company’s operating mix and to include a sufficient number of companies to accommodate further industry consolidation. This group is the reference group for the PSUs granted in December 2010.

Baker Hughes, Inc.

Basic Energy Services, Inc.

Cameron International Corp.

Helix Energy Solutions Group, Inc.

Hercules Offshore, Inc.

Key Energy Services, Inc.

National Oilwell Varco, Inc. Oceaneering International, Inc.

Oil States International, Inc.

RPC, Inc.

Tetra Technologies Inc.

Weatherford International, Ltd.

Baker Hughes, Inc.

Basic Energy Services, Inc.

Cameron International Corp.

FMC Technologies, Inc.

Halliburton Co.

Helix Energy Solutions Group, Inc.

Helmerich & Payne, Inc.

Key Energy Services, Inc.

Nabors Industries Ltd.

National Oilwell Varco, Inc. Oceaneering International, Inc.

Oil States International, Inc. Patterson-UTI Energy, Inc.

RPC, Inc.

Schlumberger Ltd.

Weatherford International, Ltd.

➢       In December 2011, the Committee revised the December 2010 Performance Peer Group to delete four companies and add six, so that the overall group is better aligned with Superior’s size and operations in anticipation of the merger with Complete. This group is the reference group for the PSUs granted in December 2011.

Compensation Peer Group	Compensation Peer Group

➢       This group was used by the Committee and PM&P to evaluate and benchmark executive compensation during 2011.

➢       Group consists of 14 companies in the oilfield services industry with comparable revenue ranges during 2011, and includes companies with whom we compete for executive talent as well as performance.

➢       Compensation Peer Group for 2010 included Pride International Inc., which no longer exists.

Basic Energy Services, Inc.

Cameron International Corp. Complete Production Services, Inc.

Global Industries Ltd.

Helix Energy Solutions Group, Inc.

Hercules Offshore, Inc.

Key Energy Services, Inc.

National Oilwell Varco, Inc. Oceaneering International, Inc.

Oil States International, Inc.

RPC, Inc.

Seacor Holdings Inc.

Tetra Technologies Inc.

Weatherford International, Ltd.

At the Committee’s request, PM&P conducts an annual executive compensation review to benchmark the Company’s senior executive compensation relative to the Compensation Peer Group with supplemental data from published market surveys. The Committee used this report to evaluate whether the executive compensation levels, including base salary and actual incentive payouts, were within industry norms and the Company’s stated strategy. In December 2011, PM&P also performed an executive compensation review in anticipation of our merger with Complete, to ascertain whether any changes to the compensation of our executives would be recommended in light of the increased size and scope of the post-merger company. In connection with this review of 2012 compensation, PM&P recommended, and the Committee approved, the use of a revised Compensation Peer Group that more closely aligned with the Company’s projected size and revenue range post-merger. This revised peer group was not used in connection with 2011 compensation decisions.

PM&P supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. The Committee believes that this use of survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive compensation levels. Further, survey data is drawn from the surveys representing companies that are comparable to the Company in terms of size and scale.

The Committee has reviewed and evaluated an executive tally sheet that contained a listing and quantification (as appropriate) of each component of our compensation program during 2011 for all of our executive officers, including special executive benefits and perquisites, as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. The Committee believes that our balance of annual and long-term compensation elements, our mix of long-term incentive vehicles and our stock ownership guidelines that encourage executive ownership result in a compensation program that aligns our executives’ interests with those of our stockholders and does not encourage our management to take unreasonable risks relating to our business. The various components of our executive compensation program are described in detail in the sections to follow.

Components of Executive Compensation

As noted above in the Executive Summary, the main components of our executive compensation program are base salary, annual incentive bonus and long-term incentives. We also provide our executives with certain post-employment benefits, including a supplemental executive retirement plan, that are described herein. Overall, the Company positions the majority of the executive compensation program to be at-risk with much of the compensation based on measurable performance, with a specific emphasis on the long-term performance of the Company. As an executive’s level of responsibility increases, a greater portion of total compensation is at risk, creating the potential for greater variability in the individual’s compensation level from year to year.

As reflected in the charts set forth in the Executive Summary, the Chief Executive Officer’s component mix is more heavily weighted towards long-term performance and reflects the Committee’s view that his role in setting the strategic direction of the Company gives him greater influence on the ultimate performance level achieved. The Committee believes that its current combination of programs provides an appropriate mix of fixed and variable pay, balancing short-term and long-term performance, and encouraging executive retention.

A description of each element of the Company’s compensation program follows.

Base Salary

The primary role of the Company’s base salary element is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing the base salaries for our executives, we have historically targeted the market median and strive to set base salaries at consistent levels for positions with similar responsibilities.

The Committee approved modest base salary increases for our executive officers effective January 1, 2011, in recognition that base salaries had not been increased since 2009 and that the resulting salaries remained within our targeted range. The increases represented an average 4.4% increase.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to reward executives for achievement of annual operational, financial and safety goals. Although the Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executives the opportunity to earn significantly higher payments depending on the extent to which these performance objectives are exceeded.

Establishment of Program Parameters for 2011

In administering the annual incentive bonus program, our Compensation Committee annually approves the minimum, target and maximum award opportunities for all of the executives and the annual incentive plan goals at the beginning of the performance cycle. For 2011, the Committee approved pre-tax income as the performance measure for the program. Considering the difficult market conditions and the resulting uncertain demand for our services, the Company’s aggressive business plan for 2011, and other challenges facing the Company in 2011, the Committee set the pre-tax income target for 2011 at $241.4 million, which the Committee felt was reasonable. The financial goal associated with minimum payout was equivalent to 88.2% of the target goal, and represented our actual adjusted pre-tax income for fiscal year 2010, and the goal for maximum payout was equivalent to 115% of the target goal. Thus, in order to receive an annual incentive bonus for 2011, management would have to grow the Company’s pre-tax income beyond our 2010 results. Under the terms of the program, the Committee may adjust our actual operating results for the year for non-operational gains and losses. In addition, the Committee may reduce the ultimate payout to each executive by up to 15% based on its assessment of the Company’s safety program during the year. For 2011, the Committee approved a safety scorecard containing seven metrics that would be used in this evaluation, three related to safety performance results and four leading indicators designed to encourage behaviors that will improve safety results.

Under the program, our named executive officers were eligible to receive an annual incentive bonus based on a target percentage of their base salary. They could earn more, or less, than the target amount based on the level of achievement as measured against the pre-tax income goals. The possible bonus payout levels for 2011 for each named executive officer, stated as a percentage of the officer’s base salary, were as follows:

Named Executive Officer	Minimum	Target	Maximum
Mr. Dunlap	50.0%	100%	200%
Mr. Taylor	32.5%	65%	130%
Mr. Bernard	30.0%	60%	120%
Mr. Masters	27.5%	55%	110%
Mr. Campbell	27.5%	55%	110%

Determination of 2011 Results

In January 2012, the Committee reviewed the Company’s financial results for 2011 and confirmed that the Company had reached 118% of the pre-tax income target, as adjusted, established for 2011, resulting in maximum payout under the program. The reported pre-tax income before taxes was adjusted for the following extraordinary events: (i) the interest on senior notes, the acquisition expenses in connection with the acquisition of Complete, and the interest expense on acquisition related debt were added back, and (ii) the gain on the sale of businesses and non-cash hedging gains were deducted. Further, after evaluating the Company’s safety program during 2011, the Committee determined that no deductions to the annual incentive bonus payouts were warranted.

Establishment of 2012 Annual Incentive Program

In March 2012, the Committee approved the parameters of the annual incentive program for 2012, providing for minimum, target and maximum annual incentive award levels, as a percentage of salary, based upon the achievement of 85%, 100% and 115% of pretax income goals established during the first quarter of the year.

Long-Term Incentives

The purpose of our long-term incentive program (“LTI program”) is to focus executives on long-term Company goals, growth and creation of stockholder value. Under the LTI program, we grant a mix of long-term incentive awards, which currently consists of 25% stock options, 25% restricted stock and 50% PSUs. Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align the interests of our executives with those of our stockholders. In addition, the terms of the PSUs reflect the Committee’s belief that executive compensation should be tied to Company performance. The PSUs provide our executives the opportunity to earn additional compensation based on the Company’s performance. The executives’ overall compensation could be significantly below median for below threshold performance and at or above the 75th percentile of the market if the Company achieves the maximum level of performance relative to its peers as described below.

Description of the LTI Program

As mentioned above, the Company’s LTI program provides for annual grants of stock options, restricted stock and PSUs. These awards vest over a three-year period, with the stock options and restricted stock vesting in equal annual increments during the three-year period. The ultimate value of each of these awards depends upon Company performance. We believe these awards further our compensation philosophies for the following reasons:

•

Stock Options.    The value of a stock option depends entirely on the long-term appreciation of the Company’s stock price. Since the value of a stock option depends on the Company’s share price, we believe that this compensation vehicle serves to motivate executives to continue to grow the value of the Company’s stock over the long term.

•

Restricted Stock.    Restricted stock awards are widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating employees to remain with the Company. This is especially true in a cyclical industry like ours in which the value of the Company’s stock may fluctuate significantly between the industry cycles. Our use of restricted stock is intended to provide just such a bridge between the near- and long-term interests of stockholders, and smooth out the volatility of the industry cycles, as has occurred in recent years. By this mechanism, employees are more likely to remain with the Company, even during periods of stock price volatility. Further, we believe the use of restricted stock as a long-term incentive award helps motivate executives to take measured risks. This is accomplished because the incentive value to the executive is not entirely dependent on significant price appreciation.

•

Performance Share Units.    PSU’s are awards of units assigned an initial target value of $100, which can be earned by participants based on the Company’s performance relative to the Performance Peer Group, as described herein. Consistent with past years, for the 2011 grants the Committee used two performance criteria for the PSUs: ROIC and TSR. The performance criteria thus link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourage them to make significant contributions towards increasing ROIC and, ultimately, stockholder returns. These awards provide the executives the opportunity to earn a value per unit between $0 to $200 based on the Company’s performance over a three-year period relative to its peers. Grants of PSUs provide for the payout of up to 50% in shares of common stock at the Committee’s discretion and the remainder in cash following the end of the three-year performance period, if the recipient has met continued service requirements.

For the 2011 grants, under both performance criteria, the maximum, target and minimum levels are met when our ROIC and TSR are in the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and TSR of the Performance Peer Group, as described in the table below:

Performance Level Relative to Performance Peer Group	Percent of Date-of-Grant Value of PSU Received for Relative ROIC Level	Percent of Date-of-Grant Value of PSU Received for Relative TSR Level	Total Percent of Date-of-Grant Value of PSU Received
(Below 40th Percentile)	0%	0%	0%
Minimum (40th Percentile)	25%	25%	50%
Target (60th Percentile)	50%	50%	100%
Maximum (80th Percentile or above)	100%	100%	200%

For the 2012 grants, the Committee revised the PSU terms to provide that under both performance criteria, the maximum, target and minimum levels are met when our ROIC and TSR are in the 75th percentile, 50th percentile and 25th percentile, respectively, as compared to the ROIC and TSR of the Performance Peer Group. The Committee recognized that when we established the PSU program in 2005, we were one of the first companies in our industry to implement this type of long-term, performance-based award and there was limited comparative data for guidance in structuring the terms of the award. As more companies have now implemented this type of award, we re-evaluated the structure of the PSUs during 2011 and revised the relative performance levels to make the award more competitive, while retaining its focus on performance. Additionally, before making this change, we reviewed the likely difficulty of achievement of the payout levels, and concluded that the program remains sufficiently challenging in light of our revised Performance Peer Group. For all PSUs granted, results that fall in-between the “maximum,” “target” and “minimum” levels of both performance criteria will be calculated based on a sliding scale.

2011 LTI Program Awards

In December 2010, the Committee established and made grants under the LTI program for 2011. Under the program, each of the executive officers has a target percentage established to determine the award values under the LTI program. After considering PM&P’s most recent market study and in order to remain competitive with the market median and the competitive market for executive talent in the Company’s business areas, the Committee set the target percentages of the executive officers’ 2011 awards based on each officer’s position with the Company as follows (each representing a percentage of the officer’s base salary): CEO — 400%, CFO — 250%, the Senior EVP-225% and other EVPs-175%. These percentages were based on market data and are evaluated each year, but have been consistent over the past three years. In addition, the award mix for executive officers has been consistent since the awards granted for fiscal year 2007, being 25% in stock options, 25% in restricted shares and 50% in PSUs.

2012 LTI Program Awards

In December 2011, the Committee established and made grants under the LTI program for 2012, once again using the same combination of PSU’s, restricted stock and stock options for the executive officers. The Committee reviewed Mr. Dunlap’s recommendation, considering many of the same factors used for the prior year’s awards and noting the Company’s overall financial and non-financial results and the continuing need to remain competitive in a difficult market. The Committee set the initial target percentages of the executive officers for 2012 awards at the same levels as the 2011 awards. Mr. Dunlap, however, noted that once the merger with Complete was completed, management would propose additional incremental awards during 2012. The grant date value of the stock options and restricted stock granted in December 2011 are reflected in the “Summary Compensation Table” herein. In early 2012, after considering the significant additional responsibilities that would be assumed by our executive team as a result of the merger, the Committee approved increases in the target percentages under the LTI program for certain executive officers, and granted additional awards under the 2012 LTI program that became effective in February 2012 following the merger.

Payout of 2008 PSUs

The PSUs granted for the performance period beginning in January 2009 vested at the end of 2011, and were paid out to the PSU recipients on March 30, 2012 under the terms of the award. Superior ranked in the 60.8 percentile of relative ROIC and in the 26.3 percentile of relative TSR, both as compared to its peers, resulting in a payout to the named executive officers of $52.00 out of a maximum $200.00 per PSU granted to them for 2009. As permitted under the program, 50% of the cash value of the PSU award was paid in whole shares of our common stock based on the closing price of our common stock on March 30, 2012. As a retired employee, Mr. Campbell received his entire PSU payout in cash. The total value of the payout received by each named executive officer is reflected in the “Summary Compensation Table” herein under the column “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Number of Units	Value of PSU Payout	Value Paid in Cash	Value Paid In Stock	Equivalent Number of Shares of Stock
Mr. Dunlap	n/a	n/a	n/a	n/a	n/a
Mr. Taylor	5,000.00	$260,000	$129,992	$130,008	4,932
Mr. Bernard	4,106.25	213,525	106,767	106,758	4,050
Mr. Masters	3,062.50	159,250	79,616	79,634	3,021
Mr. Campbell	2,596.76	135,032	135,032	n/a	n/a

Perquisites

We seek to maintain a cost conscious culture in connection with the benefits provided to executives. Further, our modest approach to providing perquisites supports our philosophy of tying the vast majority of our executives’ compensation to performance. The Company does provide each of our executive officers an automobile (either through an allowance or use of Company owned vehicles), including fuel and maintenance costs, and also reimburses them for all deductibles, co-pays and other out of pocket expenses associated with our health insurance programs through a program called Exec-U-Care. The attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2011, are included in the “Summary Compensation Table” herein.

Post-Employment Compensation and Arrangements

In addition to the annual compensation received by the executive officers during 2011 and benefits under the Company’s 401(k) plan, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a supplemental executive retirement plan, a non-qualified deferred compensation plan, and certain severance and change of control benefits pursuant to employment agreements that we have entered into with our executive officers.

Supplemental Executive Retirement Plan (the SERP).    In December 2008, we implemented a supplemental retirement benefit for our executive officers. Prior to adoption of the SERP, the Committee worked with an independent consultant specializing in supplemental retirement programs to provide information and advice on the prevalence of these programs and alternative methods of structuring the program. After evaluating the Company’s executive retirement program as compared to the Compensation Peer Group and finding that a majority of the Company’s peers sponsor a nonqualified employer-paid retirement plan, the Committee concluded that the Company’s lack of supplemental retirement benefits limited its ability to attract top executives and encourage long-term retention. The SERP provides retirement benefits to the Company’s executive officers and certain other designated key employees. The value of aggregate projected retirement benefits upon retirement at age 65 is targeted to be near the median for the Company’s peers that have a nonqualified employer-paid retirement plan, creating an important retention tool for the Company. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP will be in the form of credits to a notional account maintained for each participant.

Under the SERP, the Company will generally make annual contributions to a retirement account of a percentage of the participant’s base salary and bonus actually received in the prior year, based on the participant’s age and years of service. At the time the SERP was established in 2008, several of the Company’s top executives had already dedicated a substantial portion of their careers to the Company and had limited time to earn any meaningful supplemental retirement income due to their age. In an effort to address this deficiency in their retirement income as compared to newly hired and younger executives, the SERP provides that executives who had combined age and years of service of at least 55 as of December 31, 2008, will receive higher annual contributions under the SERP. For 2011, the participants in the plan received contributions ranging from 5% to 35% of salary and bonuses paid during 2011. For a complete description of the 2011 contributions for each named executive officer, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2011” herein.

Nonqualified Deferred Compensation Plan.    In 2004 the Committee approved a nonqualified deferred compensation program. The purpose of the program is to provide an income deferral opportunity for executive officers and certain senior managers of the Company in order to help attract and retain these key employees. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 100% of the cash payment received upon payout of the PSUs. Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. The plan provides that, upon approval by the Board, the Company could match up to 100% of their deferrals; however, the Company has never elected to grant a match. For a complete description of each named executive officer’s contributions, earnings and aggregate account balance, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2011” herein.

Severance and Change of Control Benefits.    We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the Company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. Although we consider these protections an important part of an executive’s compensation and consistent with competitive practices, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, we have entered into employment agreements with each of our named executive officers, pursuant to which they are each entitled to severance benefits in the event of a termination of employment by the Company under certain conditions. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally designed to approximate the benefits each would have received had he remained employed by the Company through the remainder of the term covered by his employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under the respective award agreements, the stock options, restricted stock and PSUs will automatically vest upon a change of control of the Company.

The terms of the employment agreements and the benefits provided thereby are discussed more fully in the section entitled “Potential Payments Upon Termination or Change in Control” herein.

Executive Compensation Policies

Timing of Long-Term Incentive Awards

Beginning in December 2006, the Committee determined that it would make all LTI awards at its meeting held in December of each year. This practice is reflected in the Committee’s annual calendar, which details the timing of compensation events and associated Committee actions.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options and PSUs we grant under the LTI program are designed to qualify as performance-based compensation under Section 162(m), so they are not subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stock Ownership Guidelines

With the creation of the current LTI program, the Company has encouraged stock ownership through equity awards to our executives. We believe it is important that the interests of our executives and directors be aligned with the long-term interests of our stockholders. Effective January 1, 2007, the Committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each executive officer is required to own shares of stock equal in value to a designated multiple of his or her base salary based on the executive’s position:

Position	Stock Value as a Multiple of Base Salary
Chief Executive Officer	4x
Chief Financial Officer	3x
Executive Vice Presidents	2x

The required share amount is determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing such officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the New York Stock Exchange, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. The Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program. As of the date of this proxy statement, all of our named executive officers had reached or exceeded their required ownership levels. See “Stock Ownership of Management” for the number of shares of our common stock beneficially owned by our named executive officers as of March 30, 2012.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 2, 2012:

Harold J. Bouillion James M. Funk Justin L. Sullivan

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the compensation of our “named executive officers” for the fiscal year ended December 31, 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
David D. Dunlap	2011	$858,000	$900,013	$899,999	$1,716,000	$136,055	$4,510,067
President & Chief	2010	560,548	2,358,021	2,358,011	1,121,096	44,714	6,442,390
Executive Officer

Robert S. Taylor	2011	$416,000	$273,006	$272,997	$800,800	$218,812	$1,981,615
Chief Financial Officer,	2010	400,000	259,984	650,151	872,453	85,749	2,268,337
Executive Vice	2009	367,014	249,995	250,001	563,625	170,960	1,601,595
President, Treasurer

A. Patrick Bernard	2011	$379,600	$224,203	$224,217	$669,045	$160,205	$1,657,270
Senior Executive	2010	365,000	213,517	603,668	742,172	83,456	2,007,813
Vice President	2009	334,900	205,314	205,316	352,266	150,574	1,248,370

William B. Masters	2011	$364,000	$167,223	$167,209	$559,650	$82,317	$1,340,399
Executive Vice President	2010	350,000	159,264	465,804	587,781	37,479	1,600,328
and General Counsel

Patrick J. Campbell(5)	2011	$327,600	$150,498	$150,494	$495,392	$279,029	$1,403,013
Former Executive	2010	300,000	143,313	449,887	383,612	168,896	1,445,708
Vice President	2009	230,000	220,838	220,835	152,946	593,399	1,418,018

(1)	Amounts reflect the aggregate grant date fair value of the restricted stock awards. Restricted stock awards are valued on the date of grant at the closing sale price per share of our common stock. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2011.

(2)	The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the named executive officers during 2011. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2011.

(3)

The amounts reflect the annual cash incentive awards received by our named executive officers and the payout of performance share units (PSUs) that vested on December 31, 2011, as set forth below. As permitted under the terms of the PSUs, prior to payout of the PSUs, the Compensation Committee elected to pay 50% of the aggregate value of the PSUs reflected below in shares of our common stock on March 30, 2012, except for retired employees, such as Mr. Campbell, who received their entire PSU payout in cash. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs.

Name	Annual Cash Incentive	PSU Payout
Mr. Dunlap	$1,716,000	$	n/a
Mr. Taylor	$540,800		$260,000
Mr. Bernard	$455,520		$213,525
Mr. Masters	$400,400		$159,250
Mr. Campbell	$360,360		$135,032

(4)	For 2011, includes (i) annual contributions to the executive’s retirement account under the SERP and matching contributions to the Company’s 401(k) plan, (ii) life insurance premiums paid by the Company for the benefit of the executives, and (iii) the value of perquisites, consisting of payments made under the Exec-U-Care program during 2011, the provision of an automobile and related expenses to our executives, either through an automobile allowance or use of a Company owned vehicle, and reimbursement of certain travel expenses for Mr. Campbell, who retired in February 2012, as set forth below:

Name	Retirement Plan Contributions		Life Insurance Premiums	Exec-U-Care	Automobile	Other
Mr. Dunlap	$	108,755	$1,680	$7,620	$18,000	—
Mr. Taylor	$	197,000	$1,680	$6,039	$14,093	—
Mr. Bernard	$	132,440	$1,680	$9,192	$16,893	—
Mr. Masters	$	65,975	$1,680	$4,407	$10,255	—
Mr. Campbell	$	239,960	$1,651	$15,263	$21,555	$600

(4)	Mr. Campbell retired from the Company on February 15, 2012.

The following table presents additional information regarding stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2011.

Grants of Plan-Based Awards

During Fiscal Year 2011

		No. of Units Granted Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name			Threshold	Target	Maximum
David D. Dunlap
Annual Bonus(1)			$429,000	$858,000	$1,716,000
PSUs	12/08/11	18,000	900,000	1,800,000	3,600,000
Restricted Stock	12/08/11					31,480			$900,013
Stock Options	12/08/11						66,716	$28.59	899,999

Robert S. Taylor
Annual Bonus(1)			135,200	270,400	540,800
PSUs	12/08/11	5,460	273,000	546,000	1,092,000
Restricted Stock	12/08/11					9,549			273,006
Stock Options	12/08/11						20,237	28.59	272,997

A. Patrick Bernard
Annual Bonus(1)			113,880	227,760	455,520
PSUs	12/08/11	4,484	224,200	448,400	896,800
Restricted Stock	12/08/11					7,842			224,203
Stock Options	12/08/11						16,621	28.59	224,217

William B. Masters
Annual Bonus(1)			100,100	200,200	400,400
PSUs	12/08/11	3,344	167,200	334,400	668,800
Restricted Stock	12/08/11					5,849			167,223
Stock Options	12/08/11						12,395	28.59	167,209

Patrick J. Campbell
Annual Bonus(1)			90,090	180,180	360,360
PSUs	12/08/11	3,010	150,500	301,000	602,000
Restricted Stock	12/08/11					5,264			150,498
Stock Options	12/08/11						11,156	28.59	150,494

(1)	The amounts shown reflect possible payments under our annual incentive bonus program for fiscal year 2011, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary upon the Company’s achievement of certain performance measures. The amounts actually paid to the named executive officers for 2011 pursuant to this program are reflected in the “Summary Compensation Table” herein. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding this program.

(2)	The amounts shown reflect grants of performance share units (PSUs) under our stock incentive plans. The PSUs have a three-year performance period. The performance period for the PSUs granted on December 8, 2011 is January 1, 2012 through December 31, 2014. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the PSUs.

(3)	The stock options and shares of restricted stock were granted under our stockholder approved equity incentive plans, and vest ratably over a three-year period.

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David D. Dunlap	48,123	96,247	(3)	$25.49	04/28/2020	95,509	$2,716,276
	20,071	40,140	(6)	$34.60	12/10/2020
	—	66,716	(7)	$28.59	12/08/2021

Robert S. Taylor	136,200	—		$10.66	08/10/2014	31,753	$903,055
	60,000	—		$17.46	06/24/2015
	24,000	—		$24.99	02/23/2016
	14,591	—		$35.69	12/14/2016
	15,908	—		$35.84	12/06/2017
	41,186	—		$12.86	12/04/2018
	18,436	9,219	(4)	$20.30	12/10/2019
	13,575	27,150	(5)	$21.93	04/01/2020
	6,082	12,164	(6)	$34.60	12/10/2020
	—	20,237	(7)	$28.59	12/08/2021

A. Patrick Bernard	50,483	—		$10.66	08/10/2014	26,077	$741,630
	37,500	—		$17.46	06/24/2015
	15,000	—		$24.99	02/23/2016
	9,120	—		$35.69	12/14/2016
	13,729	—		$35.84	12/06/2017
	33,824	—		$12.86	12/04/2018
	15,141	7,571	(4)	$20.30	12/10/2019
	13,575	27,150	(5)	$21.93	04/01/2020
	4,995	9,989	(6)	$34.60	12/10/2020
	—	16,621	(7)	$28.59	12/08/2021

William B. Masters	8,413	—		$40.69	02/28/2018	19,450	$553,158
	25,227	—		$12.86	12/04/2018
	11,292	5,647	(4)	$20.30	12/10/2019
	10,667	21,333	(5)	$21.93	04/01/2020
	3,725	7,450	(6)	$34.60	12/10/2020
	—	12,395	(7)	$28.59	12/08/2021

Patrick J. Campbell(8)	13,097	—		$13.34	03/30/2019	18,188	$517,267
	9,679	4,840	(4)	$20.30	12/10/2019
	10,667	21,333	(5)	$21.93	04/01/2020
	3,353	6,705	(6)	$34.60	12/10/2020
	—	11,156	(7)	$28.59	12/08/2021

(1)	The shares of restricted stock held by our named executive officers as of December 31, 2011 vest as follows:

Name	Total Unvested Restricted Stock	Vesting Schedule
Mr. Dunlap	95,509	8,266 shares vesting on 1/1/12 19,616 shares vesting on 4/28/12 18,759 shares vesting on 1/1/13 19,615 shares vesting on 4/28/13 18,759 shares vesting on 1/1/14 10,494 shares vesting on 1/1/15

Mr. Taylor	31,753	13,090 shares vesting on 1/1/12 9,793 shares vesting on 1/1/13 5,687 shares vesting on 1/1/14 3,183 shares vesting on 1/1/15

Mr. Bernard	26,077	10,749 shares vesting on 1/1/12 8,043 shares vesting on 1/1/13 4,671 shares vesting on 1/1/14 2,614 shares vesting on 1/1/15

Mr. Masters	19,450	8,017 shares vesting on 1/1/12 5,999 shares vesting on 1/1/13 3,485 shares vesting on 1/1/14 1,949 shares vesting on 1/1/15

Mr. Campbell(8)	18,188	8,007 shares vesting on 1/1/12 5,292 shares vesting on 1/1/13 3,135 shares vesting on 1/1/14 1,754 shares vesting on 1/1/15

(2)	Based on the closing price of our common stock on December 30, 2011 of $28.44, as reported on the NYSE.

(3)	The unvested options will vest in equal increments on April 28, 2012 and 2013.

(4)	The unvested options will vest on December 31, 2012.

(5)	The unvested options will vest in equal increments on April 1, 2012 and 2013.

(6)	The unvested options will vest in equal increments on December 31, 2012 and 2013.

(7)	The unvested options will vest in one-third increments on December 31, 2012, 2013 and 2014.

(8)	Upon Mr. Campbell’s retirement on February 15, 2012, the Compensation Committee approved the vesting of all Mr. Campbell’s unexercisable stock options and unvested shares of restricted stock.

The following table sets forth certain information regarding the exercise of stock options and the vesting of restricted stock during 2011 for each of the named executive officers.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David D. Dunlap	—	—	19,616	$741,485
Robert S. Taylor	68,800	$1,970,584	12,706	$444,583
A. Patrick Bernard	4,100	$116,275	10,524	$368,235
William B. Masters	—	—	11,654	$407,773
Patrick J. Campbell	—	—	7,459	$260,990

(1)	The amount realized on exercise is based on the difference between the closing sale price on the applicable date of exercise and the exercise price of each option exercised.

(2)	The amount realized is based on the closing sale price on the applicable date of vesting of the restricted stock award, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Supplemental Executive Retirement Plan

In December 2008, the Compensation Committee adopted the Supplemental Executive Retirement Plan (the “SERP”), which provides retirement benefits to the Company’s executive officers and certain other designated key employees. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP will be in the form of credits to a notional account maintained for each participant. Under the SERP, the Company will generally make annual contributions ranging from 5% to 25% of salary and annual cash bonus to a retirement account based on the participant’s age and years of service. Current executives who had combined age and years of service of at least 55 as of December 31, 2008, receive higher annual contributions under the SERP, ranging from 10% to 35% of base salary and annual cash bonus. The highest 2011 annual contribution was 35%. The 2011 annual contributions are reflected in the “Non-Qualified Deferred Compensation for Fiscal Year 2011” table below. The Compensation Committee, in its sole discretion and if it deems appropriate for any reason, may also make discretionary contributions to a participant’s retirement account. See “Executive Compensation — Compensation Discussion and Analysis” for more information.

A participant will vest in his SERP retirement account upon the earliest to occur of: (i) attaining six years of service (including service prior to the adoption of the SERP), upon which amounts in the SERP account will vest in 20% annual increments provided the participant remains employed; (ii) attaining age 65; (iii) a change of control; (iv) becoming disabled; or (v) termination of the participant’s employment without cause by the Company. Participants may also forfeit the vested amounts in their retirement accounts if they are terminated for cause or, if within 36 months of a termination without cause, engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company. Following the end of each plan year, retirement accounts will be adjusted to reflect earnings on the average daily balance of the accounts during the year. The accounts will be adjusted to reflect earnings at a rate of interest that will be determined annually and will be equal to the Company’s after-tax long-term borrowing rate. Upon a separation from service, participants will be paid the vested amount of their SERP retirement accounts in a lump sum or installments, commencing on the first business day of the seventh month following separation from service.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan (the “NQDC Plan”) provides an income deferral opportunity for executive officers and certain senior managers of the Company who qualify for participation. The plan is administered by the NQDC Administrative Committee, which is comprised of senior managers in the Company appointed under the direction of the Compensation Committee. Eligible participants are recommended by senior managers in the Company and approved by the NQDC Administrative Committee. Participants in the plan may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 50% of the payout value of any performance share units. Participants are immediately 100% vested in their benefits under the plan, and earn a return on their deferred compensation that is based on hypothetical investments in certain specified mutual funds from which the participants may select. The plan is unfunded, but the Company may make contributions to a rabbi trust, in which funds are set aside to pay benefits and invested in a manner designed to provide returns that are similar to those produced by the participants’ hypothetical investments. The amounts set aside in the rabbi trust subject to the claims of the Company’s creditors. The plan provides that benefits are paid out in either a lump-sum payment or in equal annual payments over a 2 to 15 year period, as elected by the participant. In addition, regardless of a participant’s election as to payment, a lump-sum payment of benefits will be made following a participant’s termination of employment (unless the participant is at least age 55 with at least five years of service at termination, in which case the participant’s payments shall commence but installment elections will be honored) or following a participant’s death or disability. Although the plan provides that upon approval by the Board, the Company may provide a match of up to 100% of the deferrals, the Company has not elected to provide a match.

Non-Qualified Deferred Compensation for Fiscal Year 2011

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11
David D. Dunlap
NQDC Plan	$179,633	—	($ 7,950	)(3)	—	$171,683	(5)
SERP	—	$98,955	$ 1,253	(4)	—	$128,235	(6)
Robert S. Taylor
NQDC Plan	$130,000	—	($11,077	)(3)	$1,026,699	$1,094,294	(5)
SERP	—	$187,200	$16,774	(4)	—	$579,237	(6)
A. Patrick Bernard
NQDC Plan	$403,868	—	($94,937	)(3)	—	$2,366,489	(5)
SERP	—	$122,640	$10,252	(4)	—	$362,253	(6)
William B. Masters
NQDC Plan	—	—	—		$155,014	—
SERP	—	$56,175	$ 3,248	(4)	—	$132,060	(6)
Patrick J. Campbell
NQDC Plan	—	—	—		—	—
SERP	—	$230,160	$31,672	(4)	—	$970,359	(6)

(1)	Of the contributions reflected in this column, the following amounts are part of the noted executive’s total compensation for 2011, and are included under the salary column in the “Summary Compensation Table” herein: Mr. Dunlap — $67,523 and Mr. Bernard — $37,342.

(2)	The amounts reflected are part of each executive’s total compensation for 2011, and are included under the all other compensation column in the “Summary Compensation Table” herein.

(3)	With regard to the NQDC Plan, participant contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for these funds for fiscal year 2011 was as follows:

Fund	One Year Total Return
Model Portfolio — Conservative	3.57%
Model Portfolio — Moderate/Conservative	1.69%
Model Portfolio — Moderate	0.02%
Model Portfolio — Moderate/Aggressive	–1.59%
Model Portfolio — Aggressive	–3.52%
Nationwide NVIT Money Market	0%
PIMCO VIT Total Return	3.61%
PIMCO VIT Real Return	11.67%
MFS VIT Value	–0.47%
Dreyfus Stock Index	1.88%
American Funds IS Growth	–4.28%
Janus Aspen Perkins Mid Cap Value	–2.98%
Morgan Stanley UIF Mid Cap Growth	–7.12%
Royce Capital Small Cap	–3.28%
Vanguard VIF Small Company Growth	1.36%
MFS VIT II International Value	–1.78%
American Funds IS International	–13.96%
Invesco VIF Global Real Estate	–6.51%

(4)	Pursuant to the terms of the SERP, aggregate earnings for 2011 were calculated at a rate of interest equal to 4.47%, which was our after-tax long-term borrowing rate.

(5)	The following amounts reflected in this column for each named executive officer are included in the 2010 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Dunlap — $112,110, Mr. Taylor — $130,000, and Mr. Bernard — $404,219. The following amounts reflected in this column for each named executive officer are included in the 2009 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Taylor — $52,000 and Mr. Bernard — $33,611.

(6)	The following amounts reflected in this column for each named executive officer are included in the 2010 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Dunlap — $28,027, Mr. Taylor — $60,000, Mr. Bernard — $54,750, Mr. Masters — $17,500, and Mr. Campbell — $105,000. The following amounts reflected in this column for each named executive officer are included in the 2009 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Taylor — $150,874, Mr. Bernard — $85,740, and Mr. Campbell — $577,704.

Potential Payments upon Termination or Change in Control

In addition to the post-employment benefits provided under the Company’s 401(k) plan, the Supplemental Executive Retirement Plan and the non-qualified deferred compensation plan (described above), we provide the following additional benefits to our named executive officers in connection with termination of employment or a change in control.

Employment Agreement — Mr. Dunlap.    Effective April 28, 2010, the Company and Mr. Dunlap entered into an Employment Agreement in conjunction with his appointment as Chief Executive Officer. The agreement expires on April 27, 2013, but may be terminated by either party prior to that date in accordance with the terms of the agreement. Under the agreement, Mr. Dunlap is eligible to earn an annual incentive bonus based upon the achievement of performance objectives and is also eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Committee. Mr. Dunlap’s employment agreement contains non-disclosure and other provisions intended to protect our interests in the event that Mr. Dunlap ceases to be employed. The agreement provides for the termination of Mr. Dunlap’s employment upon his death or disability, by the Company with or without cause or by Mr. Dunlap for good reason. The agreement also provides for termination under certain circumstances relating to a change in control of the Company.

In the event Mr. Dunlap’s employment is terminated by him for good reason or by the Company within two years of a change in control for any reason other than death, incapacity or cause (as those terms are defined in the agreement), he shall receive in addition to any other amounts payable to him (i) a lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination in an amount equal to three times (3x) the sum of (A) his base salary and (B) the greater of (x) the average annual bonus paid to him for the three fiscal years preceding the year in which his employment is terminated or (y) his target annual bonus for the current fiscal year; (ii) for two years after the date of such termination, health and welfare benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements; and (iii) outplacement services during the one year period following the termination at a cost of up to $10,000. Mr. Dunlap’s agreement provides that any amounts payable pursuant to a change in control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code will be reduced to the extent necessary to prevent such payments from triggering the excise tax.

In the event Mr. Dunlap’s employment is terminated by the Company upon his incapacity or at the discretion of the Board of Directors, Mr. Dunlap shall receive, in addition to any other amounts payable to him, a lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination in an amount equal to the greater of (x) the number of full and partial calendar months remaining in the term of the agreement at the time of the termination divided by 12, multiplied by the sum of (i) his base salary and (ii) the greater of (A) the average annual bonus paid for three preceding fiscal years or (B) his target bonus in the Company’s annual incentive plan for the current fiscal year, or (y) the sum of (i) his base salary and (ii) the greater of (A) the average annual bonus paid for three preceding fiscal years or (B) his target annual bonus for the current fiscal year. In addition, in each case he shall receive for the remainder of the term, health and welfare benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements.

Employment Agreements — Other Named Executive Officers.    We currently have employment agreements with all of our other named executive officers, except for Mr. Campbell, who retired in February 2012 and is no longer an employee of the Company. As of the date of this proxy statement, the employment agreements with our other named executive officers have terms that expire on either April 1, 2015 (for Mr. Taylor) or April 1, 2014 (for Messrs. Bernard and Masters); provided however, that on April 1st of each year the term shall be automatically extended for one additional year unless prior written notice is given by either party. The agreements provide for the termination of employment upon the executive officer’s death or disability, by the Company with or without cause or by the executive for good reason. The agreements also provide for termination by the executive officer under certain circumstances relating to a change of control of the Company. Each of their employment agreements also contains non-competition and other provisions intended to protect our interests in the event that they cease to be employed.

Pursuant to the agreements, in the event an executive officer’s employment is terminated under certain circumstances relating to a change in control of the Company, including termination by the executive officer for good reason, the executive officer shall receive in addition to any other amounts payable (i) a lump-sum payment within 30 days after the date of such termination in an amount equal to two and one-half times (2.5x) (for Mr. Taylor) or two times (2x) (for Messrs. Bernard and Masters) the sum of (A) the executive officer’s base salary and (B) the greater of (x) the average annual bonus paid to the executive officer for the three fiscal years preceding the year in which the executive officer’s employment is terminated or (y) the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; (ii) for two and one-half years (for Mr. Taylor) or two years (for Messrs. Bernard and Masters) after the date of such termination, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements; and (iii) outplacement services during the one-year period following the termination. The executive will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change in control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code. In addition, pursuant to the terms of our incentive plans, all stock options, restricted stock grants and PSUs (at maximum value) held by these officers will immediately vest upon a change of control.

In the event an executive officer’s employment is terminated by the Company, except upon the executive officer’s death or disability, for cause or under certain circumstances relating to a change of control of the Company, the employment agreements provide that the executive officer shall receive, in addition to any other amounts payable, (i) one lump-sum payment within 30 days after the date of such termination in an amount equal to (A) the greater of (x) two (for Mr. Taylor) or one (for Messrs. Bernard and Masters) and (y) the number of full and partial calendar months remaining in the term as of the date of termination divided by 12, multiplied by (B) the sum of the base salary and the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; and (ii) for the remainder of the term, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements.

Except as otherwise noted, the following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2011 termination date, and where applicable, using the closing price of our common stock of $28.44 (as reported on the New York Stock Exchange as of December 30, 2011). In addition to the amounts reflected in the table, upon termination of employment, the named executive officers would also receive benefits under the Supplemental Executive Retirement Plan and the Nonqualified Deferred Compensation Plan, as described above, as well as benefits under our 401(k) plan.

Name	Lump Sum Severance Payment	Options (Unvested and Accelerated)	Restricted Stock (Unvested and Accelerated)	Performance Share Units (Accelerated)	Health Benefits	Tax Gross-Up	Total
David D. Dunlap
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$283,929	$2,716,276	(3)	n/a	n/a	$3,000,205
• Disability	$2,638,795	$283,929	$2,716,276	(3)	$20,942	n/a	$5,659,942
• Termination-No Cause	$2,638,795	(2)	(2)	(3)	$20,942	n/a	$2,659,737
• Termination — Good Reason	$5,937,288	n/a	n/a	(3)	$31,412	n/a	$5,968,700
• Termination after Change of Control(1)	$5,937,288	$283,929	$2,716,276	$13,032,000	$31,412	n/a	$22,000,905
Robert S. Taylor
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$251,789	$903,055	(3)	n/a	n/a	$1,154,844
• Termination-No Cause	$1,544,400	(2)	(2)	(3)	$31,460	n/a	$1,575,860
• Termination after Change of Control(1)	$2,005,678	$251,789	$903,055	$3,132,000	$34,956	$1,882,366	$8,209,844
A. Patrick Bernard
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$238,374	$741,630	(3)	n/a	n/a	$980,004
• Termination-No Cause	$759,200	(2)	(2)	(3)	$17,301	n/a	$776,501
• Termination after Change of Control(1)	$1,399,533	$238,374	$741,630	$2,572,200	$27,681	$1,638,395	$6,617,813
William B. Masters
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$184,844	$553,158	(3)	n/a	n/a	$738,002
• Termination-No Cause	$705,250	(2)	(2)	(3)	$17,225	n/a	$722,475
• Termination after Change of Control(1)	$1,265,500	$184,844	$553,158	$1,918,200	$27,559	$1,439,778	$5,389,039
Patrick J. Campbell (4)
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$178,275	$517,267	(3)	n/a	n/a	$695,567
• Termination-No Cause	$634,725	(2)	(2)	(3)	$17,007	n/a	$651,732
• Termination after Change of Control(1)	$2,264,410	$178,275	$517,267	$1,700,400	$27,211	$1,616,794	$6,304,357

(1)

Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (ii) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding performance share units would be paid out as if the maximum level of performance had been achieved. In addition, Mr. Dunlap’s employment agreement provides that his change of control benefits will be reduced to avoid imposition of the excise tax. The amount reflected in the “total” column above, however, represents the entire value of the potential payments that would be due Mr. Dunlap prior to application of this adjustment.

(2)	Pursuant to the terms of the Restricted Stock Agreements and the Stock Option Agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock and stock options.

(3)	Pursuant to the terms of the Performance Share Unit Award Agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the executive or termination by the Company for cause, then the executive shall forfeit as of the date of termination a number of units determined by multiplying the number of units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or retirement to the end of the performance period and the denominator of which is 36. The remaining units shall be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. Upon a voluntary termination by the executive or a termination by the Company for cause, all outstanding units are forfeited. See the discussion of the PSUs in “Executive Compensation — Compensation Discussion and Analysis” above.

(4)	Mr. Campbell retired from the Company on February 15, 2012.

Equity Compensation Plan Information as of December 31, 2011

The following table presents information as of December 31, 2011, regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation. In connection with our acquisition of Complete in February 2012, the outstanding stock options and restricted stock issued pursuant to Complete’s stock incentive plans were converted into corresponding equity awards for our common stock. In addition, we assumed the Complete Production Services, Inc. 2008 Incentive Award Plan, under which approximately 5,000,000 additional shares of our common stock are available for future issuance, although our use of these shares is subject to limitations under the NYSE listing standards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,501,658	(1)	$20.70	(2)	3,120,659	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	4,501,658	(1)			3,120,659	(3)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon the payout of 170,457 vested restricted stock units. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	The weighted-average remaining term of the outstanding stock options as of December 31, 2011 is 6.0 years.

(3)	As of December 31, 2011 there were 2,141,663 shares remaining available for future issuance under the 2011 Stock Incentive Plan. There were 114,984 shares remaining available for future issuance under the 2004 Director’s Restricted Stock Units Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the payout of RSUs as specifically set forth in the plan. Finally, there were 864,012 shares available for issuance under our Employee Stock Purchase Plan.

CERTAIN TRANSACTIONS

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our Audit Committee pursuant to the Audit Committee Charter. The Audit Committee reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any such related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Messrs. Sullivan as Chairman, Bouillion, Funk and Howard. Each of these individuals meets the independence requirements of the New York Stock Exchange, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it to comply with the rules of the New York Stock Exchange and any other applicable legal and regulatory requirements.

The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent registered public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, and has reviewed KPMG’s independence. As part of the committee’s review of KPMG’s independence, it received and discussed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Justin L. Sullivan

Harold J. Bouillion

James M. Funk

Ernest E. Howard, III

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2011 and 2010, and fees billed for other services rendered by KPMG LLP:

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees(1)	$2,435,007	$2,285,017
Audit-Related Fees(2)	—	297,826
Tax Fees(3)	188,979	767,523
All Other Fees	—	—

(1)	Reflects fees for services rendered for the audits of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

(2)	Reflects fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	Reflects fees for professional services rendered for tax compliance, tax advice, and tax planning.

Pre-Approval Process

The services performed by the independent registered accounting firm in 2011 were pre-approved by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by our independent registered accounting firm. The Audit Committee has delegated pre-approval authority for certain routine audit, audit related and tax services specifically listed in the pre-approval policy to its chairman for any individual service estimated to involve a fee of less than $75,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management its responsibility to pre-approve services to be performed by the Company’s independent registered accounting firm. All audit, audit-related and tax services with our independent registered accounting firm not specifically listed in the pre-approval policy must be separately pre-approved by the Audit Committee.

2013 STOCKHOLDER NOMINATIONS AND PROPOSALS

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041, by December 15, 2012.

Our By-laws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2013 annual meeting, a stockholder’s notice must be received by our Secretary between and including January 16, 2013 and February 15, 2013. Such notice must comply with the requirements set forth in our By-laws. A copy of our By-laws is available upon request c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors,

GREG ROSENSTEIN

Executive Vice President and Secretary

New Orleans, Louisiana

April 13, 2012

☐                         ¢

SUPERIOR ENERGY SERVICES, INC.

11000 EQUITY DRIVE, SUITE 300

HOUSTON, TX 77041

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 2012

By signing this proxy, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side at Superior’s annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, May 16, 2012, at the InterContinental New Orleans, Magnolia Room, 444 St. Charles Ave., New Orleans, LA 70130 and any adjournments thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

May 16, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting.
COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012.

This proxy statement and the 2011 annual report are available at https://materials.proxyvote.com/868157

i            Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.            i

■	21030300000000000000 4	051612

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2, AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: NOMINEES:				2. Approve, by an advisory vote, the compensation of our named executive officers.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Harold J. Bouillion O Enoch L. Dawkins O David D. Dunlap O James M. Funk O Terence E. Hall O Ernest E. “Wyn” Howard, III O Peter D. Kinnear O Michael M. McShane O W. Matt Ralls O Justin L. Sullivan		3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Consider any other business that may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

May 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012.

This proxy statement and the 2011 annual report are available at https://materials.proxyvote.com/868157

Please sign, date, and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	21030300000000000000 4	051612

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2, AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of directors NOMINEES:				2. Approve, by an advisory vote, the compensation of our named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O Enoch L. Dawkins O David D. Dunlap O James M. Funk O Terence E. Hall O Ernest E. “Wyn” Howard, III O Peter D. Kinnear O Michael M. McShane O W. Matt Ralls O Justin L. Sullivan		3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Consider any other business that may properly come before the meeting.

WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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